Exhibit 99.1

Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REACHES SETTLEMENT

IN SECURITIES CLASS ACTION

Boston, Massachusetts – December 13, 2007 – American Tower Corporation (NYSE: AMT) today announced that it has reached a settlement in principle regarding the consolidated securities class action filed in May 2006 pertaining to the Company’s historical stock option granting practices and related accounting. The settlement, which is subject to final documentation as well as approval by the court, provides for a payment by the Company of $14 million and would lead to a dismissal of all claims against all defendants in the litigation. In addition, the Company has been and will continue to be in discussions with its insurers concerning the amount of their contribution to the settlement. The Company expects to record an income statement charge for the settlement amount plus all related legal fees and expenses incurred subsequent to September 30, 2007, net of any expected insurance proceeds in the three months and year ended December 31, 2007.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,500 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” relating to the Company’s settlement in principle regarding the securities class action filed against the Company. These forward-looking statements are based on management’s current expectations and assumptions and are not based on historical facts. Investors are cautioned that such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and that actual developments and events may differ materially from the forward-looking statements as a result of various important factors. Factors that may cause such differences to occur include that (i) the court overseeing this matter may not accept the settlement terms and (ii) the Company may not reach an agreement with its insurers for their contribution toward the settlement, which would result in an increase in the income statement charge associated with the litigation. For other important factors that may cause actual results to differ materially from those indicated in the Company’s forward-looking statements, please refer to the information contained in Item 1A of the American Tower Corporation Form 10-Q for the quarter ended September 30, 2007 under the caption “Risk Factors” and in other Company filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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